                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                                INDIVIDUAL, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    455912105
         ---------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                                Page 1 of 4 Pages

                                  Schedule 13G

CUSIP No.:   455912105                                         Page 2 of 4 Pages


 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. Identification No. of Above Person

         Microsoft Corporation            F.E.I.D. No.:  91-1144442

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         a Washington corporation

--------------------------------------------------------------------------------
         NUMBER OF            5        SOLE VOTING POWER              1,050,000
 SHARES BENEFICIALLY OWNED    --------------------------------------------------
             BY               6        SHARED VOTING POWER            0
            EACH              --------------------------------------------------
         REPORTING            7        SOLE DISPOSITIVE POWER         1,050,000
           PERSON             --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,050,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%

12       TYPE OF REPORTING PERSON*

         CO

                                  Schedule 13G

CUSIP No.:   455912105                                         Page 3 of 4 Pages


ITEM 1.

Issuer:           Individual, Inc.
                  8 New England Executive Park West
                  Burlington, MA  01803

ITEM 2.

(a)   Microsoft Corporation

(b)   One Microsoft Way
      Redmond, WA  98052

(c)   State of Incorporation:  Washington

(d)   Common Stock, par value $0.01 per share

(e)   455912105


ITEM 3.

Not applicable

ITEM 4.  OWNERSHIP

(a)   1,050,000 shares

(b)   7.4%

(c)   (i)  1,050,000
     (ii)  0
     (iii) 1,050,000
     (iv)  0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

Not applicable

                                  Schedule 13G

CUSIP No.:   455912105                                         Page 4 of 4 Pages

ITEM 10. CERTIFICATION

Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                               MICROSOFT CORPORATION



February 14, 1997              By   /s/ Robert A. Eshelman
                               ----------------------------------------
                                            Signature


                               Robert A. Eshelman, Assistant Secretary
                               ----------------------------------------
                                            Name and Title